                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ]  Confidential for use of the Commission Only (as permitted by Rule
     14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             Detection Systems, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  Ultrak, Inc.
    ------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:


     ------------------------------------------------------------


     2) Aggregate number of securities to which transaction applies:


     ------------------------------------------------------------


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     ------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:


     ------------------------------------------------------------



[ ]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:


     ------------------------------------------------


     2) Form, Schedule or Registration Statement No.:


     ------------------------------------------------


     3) Filing Party:


     ------------------------------------------------


     4) Date Filed:


     ------------------------------------------------

                        PRELIMINARY COPY - JUNE 16, 2000

                             DETECTION SYSTEMS, INC.

                   ------------------------------------------

                       2000 ANNUAL MEETING OF STOCKHOLDERS

                   -------------------------------------------

   PROXY STATEMENT OF ULTRAK, INC. IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                            DETECTION SYSTEMS, INC.

     This Proxy Statement is being furnished to holders of common stock, par value $0.05 per share ("Common Stock"), of Detection Systems, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the 2000 Annual Meeting of Stockholders of the Company and at any and all adjournments or postponements thereof (the "Annual Meeting"). The solicitation is being conducted by Ultrak, Inc. ("Ultrak"). Ultrak beneficially owns approximately 21% of the outstanding Common Stock. As more fully discussed below, Ultrak is soliciting proxies in connection with the Annual Meeting for the election of Ronald F. Harnisch, Robert L. Frome and William D. Breedlove as directors of the Company (collectively, the "Ultrak Nominees" and each, an "Ultrak Nominee"), to serve until their successors are duly elected and qualified.

     [The Company has announced that the Annual Meeting will be held at 130 Perinton Packway, Fairport, New York, on _____, ____ __, 2000, at 2:00 p.m., local time.] Only stockholders of record at the close of business on July 3, 2000 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting.

     The enclosed BLUE proxy card may be executed by holders of record as of the Record Date. You are urged to sign and date the enclosed BLUE proxy card and return it in the enclosed envelope whether or not you attend the meeting.

     YOUR VOTE IS IMPORTANT. If you agree with the reasons for Ultrak's solicitation set forth in this Proxy Statement and believe that the election of the Ultrak Nominees to the Board of Directors can make a difference, we urge you to vote for the election of Ultrak's nominees, no matter how many or how few shares you own.

     Ultrak urges you NOT to sign any proxy card that is sent to you by the Company.

     If you have any questions, please call:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                                 (800) 223-2064

     This Proxy Statement and the accompanying BLUE proxy card are first being sent or given to stockholders on or about ____ __, 2000.

                                     GENERAL

     At the Annual Meeting, five directors are to be elected to the Company's Board of Directors (the "Board of Directors") to hold office for a one-year term and until their successors have been elected and qualified. Ultrak is seeking your proxy for the election to the Board of Directors of three individuals -- Ronald F. Harnisch, Robert L. Frome and William D. Breedlove (the "Ultrak Nominees"). If each of the Ultrak Nominees are elected, the Ultrak Nominees will constitute a majority of the Company's Board of Directors.

     The Company reported in its periodic report on Form 10-Q filed on February 14, 2000 that, as of February 10, 2000, the Company's outstanding voting securities consisted of 6,343,024 shares of Common Stock. Each share of Common Stock entitles its owner to one vote, and a plurality of votes cast at a meeting at which a quorum is present or otherwise represented is necessary to elect each of the Ultrak Nominees. For information concerning voting procedures at the Annual Meeting, see "Voting and Proxy Procedures."

     Ultrak is a Delaware corporation and is in the business of designing, manufacturing, marketing, selling and servicing innovative electronic products and systems for use in security and surveillance, industrial video and professional audio markets worldwide. Ultrak beneficially owns 1,335,100 shares of Common Stock, representing approximately 21% of the outstanding shares of Common Stock.

                          REASONS FOR THIS SOLICITATION

     Ultrak has nominated the Ultrak Nominees for election as directors to help ensure that the Board of Directors addresses Ultrak's concerns regarding maximizing shareholder value. Specifically, if elected, the Ultrak Nominees will seek to cause the Board of Directors to retain an investment banking firm, which would be charged with reviewing all strategic alternatives available to the Company, including a sale of the Company. Ultrak wants to cause the Company to hire an investment banker and to explore the possibility of a sale of the Company and other alternatives in order to provide to stockholders the value that Ultrak believes management has failed to produce. Ultrak is not a potential buyer of the Company and in fact would be precluded from buying the Company under New York law until October 30, 2003. The Ultrak Nominees are neither employees nor directors of Ultrak and, if elected, will act in the best interests of the Company's shareholders.

     Anemic Stock Performance
     ------------------------

     The Company's stock performance over the past five fiscal years has been dismal, showing just a 4.1% compound annual growth rate over that period (based on the Company's proxy statement dated July 8, 1999 relating to the 1999 Annual Meeting of Stockholders (the "Company Proxy Statement")). Meanwhile, the two indices the Company reported -- the Nasdaq Index and Electronic Industry Index -- have shown compound annual growth rates over that period of 27.9% and 38.3%, respectively. As a 21% shareholder, Ultrak is disappointed with these results and believes that a sale of the Company would provide substantially greater value to shareholders than the historical performance of the Common Stock.

     Industry Consolidation
     ----------------------

     The security industry in the United States is undergoing significant consolidation, which Ultrak believes will disadvantage smaller companies. Recently, Honeywell, which Ultrak believes is the Company's largest customer, acquired Pittway, identified by the Company as one of its two major competitors. As a result of this acquisition, Ultrak believes it is likely that the Company will lose sales to Pittway and that Pittway will be strengthened as a competitor to the Company. Ultrak believes that a number of companies with interests in the security industry are interested in purchasing the Company as a means to enhance their own competitive positions within this consolidating industry.

     Lucrative Golden Parachutes for Management
     ------------------------------------------

     Management of the Company has implemented extraordinarily expensive golden parachutes and retirement benefits that Ultrak does not believe are in the best interests of the Company. The Company approved employment agreements for Karl H. Kostusiak and David B. Lederer that would result in the payment of golden parachute and retirement benefits to these officers if they were to quit upon a "change of control" of the Company. These agreements are broadly worded, so that either officer could walk away from the Company with huge payments even if a majority of the Company's shareholders became dissatisfied with the Company's management and performance and voted out a majority of the Company's current directors. This package provides for benefits that could exceed $8.3 million, in the aggregate, for Messrs. Kostusiak and Lederer. This figure represents more than 13% of the Company's market value as of the close of business on June 15, 2000 and approximately 240% of the Company's net income for 2000.

     As the holder of 21% of the Common Stock, Ultrak is amazed at the potential magnitude of these benefits and the fact that they can be unilaterally triggered by Messrs. Kostusiak and Lederer even where the shareholders feel compelled to make changes in the Board of Directors for reasons of poor performance by the Company's management. These rich contracts that the Board of Directors has awarded Messrs. Kostusiak and Lederer could have the absurd result of rewarding management extravagantly for failure!

     For a more detailed estimate of the potential costs of these golden parachutes, refer to Appendix A to this Proxy Statement.

     Recent Bylaw Amendments
     -----------------------

     Earlier this year, the Company amended its bylaws to further insulate itself from accountability to shareholders. The Company removed a provision that allowed a majority of shareholders to call a special meeting. As a result, shareholders can only exercise their rightful control over the composition of the Board of Directors and take other proper shareholder action at an annual meeting or a special meeting called by the Company. In addition, the Company added to the bylaws requirements that shareholders who are nominating candidates for the Board of Directors or making other proposals do so significantly before the annual meeting.

     Background of Ultrak's Efforts to Increase Value for the Company's Shareholders
     ------------------------------------------------------------------

     In May 1999, George K. Broady, the Chairman of the Board and Chief Executive Officer of Ultrak, contacted representatives of Robert Bosch, GmbH, one of Germany's largest industrial conglomerates ("Bosch"), to determine whether Bosch would be interested in learning more about the Company and in purchasing the Company. Mr. Broady was aware that Bosch had sought unsuccessfully to acquire a U.S. competitor of the Company. Following a meeting in Germany between Mr. Broady and representatives of Bosch, Bosch indicated to Mr. Broady that it would be interested in exploring such an opportunity.

     Mr. Broady subsequently contacted Karl H. Kostusiak, Chairman, President and Chief Executive Officer of the Company, to determine whether he would be interested in meeting with representatives of Bosch. Mr. Kostusiak was open to a meeting, although he indicated to Mr. Broady that he was not interested in selling the Company, but rather would like to explore other business relationships with Bosch. At a meeting arranged and attended by Mr. Broady, representatives of Bosch and the Company each made presentations to the other about their respective businesses. Bosch asked to visit the Company's manufacturing facility in China, and Mr. Kostusiak made the necessary arrangements. Mr. Broady was advised that representatives of Bosch and the Company subsequently had several other meetings by telephone and in person, both in the United States and Germany.

     Once Bosch had decided it was interested in purchasing the Company, it involved its investment banking firm in the U.S. and held discussions with Mr. Kostusiak. After several discussions between Bosch and Mr. Kostusiak by telephone and in person, Mr. Kostusiak advised Mr. Broady and Bosch that he was not interested in selling the Company. Bosch requested more detailed information about the Company and a meeting with the top operations personnel of the Company. Mr. Broady was advised by Bosch that Mr. Kostusiak was not willing to provide access to the requested information or to the operations personnel. Despite this resistance, Bosch indicated in writing to the Company that Bosch was interested in purchasing the Company.

     In February 2000, Mr. Kostusiak agreed to permit Mr. Broady to address the Board of Directors by telephone. Mr. Broady encouraged the Company to seek a strategic partner through a sale of the Company, given the general economic climate and consolidation in the security industry. Mr. Broady detailed his reasons, including the fact that the Company's sales in the United States, its largest market, were stagnant or declining and that the Company risked losing important customers through industry consolidation (including as a result of Honeywell's acquisition of Pittway). The Board of Directors did not accept this suggestion, and instead approved the bylaw amendments described above.

     Throughout this period, Mr. Broady also explored the possibility that other parties might be interested in purchasing the Company. Mr. Broady spoke with several other major companies (including Honeywell) that he believed were interested in considering a purchase of the Company. Mr. Broady was told that these companies were only interested in pursuing a negotiated transaction, that they did not perceive the Company to be amenable to a sale and that these companies were concerned about the magnitude of the golden parachute payments that would have to be made to Messrs. Kostusiak and Lederer. Throughout this period, Mr. Broady had regular and frequent telephone conversations with Bosch and Mr. Kostusiak. When Mr. Broady raised the golden parachute problem, Mr. Kostusiak dismissed the issue as not being material or important.

     In conversations with Bosch, Mr. Broady was told that Bosch was very concerned with the size of the golden parachutes that were currently in place. In those discussions, Bosch indicated that any valuation of the Company had to account for the cost of the golden parachutes, and would reduce the amount that could be offered to Company's shareholders. Bosch also told Mr. Broady, directly and through its investment banker, that Bosch did not want to pursue an unfriendly acquisition of the Company and that Mr. Kostusiak still did not want to sell the Company despite all of Bosch's efforts to persuade him otherwise.

     On March 30, 2000, Mr. Kostusiak called Mr. Broady to inform him that the Company's management would seek to undertake and participate in a leveraged buyout of the Company and stated that the Company was in discussions with several buyout firms. Mr. Broady asked Mr. Kostusiak if Bosch was aware of this latest development. Mr. Kostusiak said that Bosch was not aware of it, but that he would probably tell them. Mr. Broady indicated that he believed Bosch ought to know this and that other parties should have an opportunity to bid for the Company as well and should be furnished with the same financial information that Mr. Kostusiak had furnished to the buyout firms.

     In a conversation in or about April 2000, Mr. Kostusiak notified Mr. Broady that Larry Tracy, who had been in charge of the Company's international business, had left the Company to work for the combined Pittway-Honeywell business, a major competitor of the Company. Mr. Kostusiak stated to Mr. Broady that he now thought it might be in the best interests of the Company to sell to Bosch in light of competitive concerns.

     Bosch subsequently met with, and received an updated product presentation from, the Company and engaged in discussions with the Company about various strategic possibilities. After those discussions, Bosch reiterated its interest in acquiring 100% of the Company, but the Company was only receptive to discussing the possibility of a majority investment in the Company by Bosch, rather than a complete acquisition of the Company. Mr. Kostusiak reported to Mr. Broady that Bosch was "duly impressed" with the Company's technology and that discussions with Bosch would continue.

     Subsequently, Mr. Broady contacted Mr. Kostusiak and indicated that, although he was pleased that discussions would continue with Bosch, in light of Mr. Kostusiak's past reluctance to sell the Company, Mr. Broady simply could not rely on this continued willingness without some formal reassurance. At this same time Mr. Broady indicated his desire to avoid the cost and distraction to Ultrak and the Company of a lengthy proxy fight. Mr. Broady indicated that he would be more comfortable if Ultrak had board representation and discussed with Mr. Kostusiak ways to avoid a proxy fight at the Company's 2000 Annual Meeting. In light of the deadline under the recent bylaw amendments for advance notification of director nominations, Mr. Broady proposed through counsel to resolve the issue through an agreement under which the Company would call a special meeting at the request of Ultrak if the Company's discussions with Bosch failed to produce tangible results. The purpose of that special meeting would have been to permit Ultrak to cause the election of a majority of the Board of Directors that would be independent of management and that would consider favorably a possible sale of the Company or any alternative that would produce more value for the Company's shareholders. The Company would not agree to this proposal, and on May 12, 2000, Ultrak gave notice to the Company of its director nominations.

     ULTRAK STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF ULTRAK NOMINEES.

                       NOMINEES FOR ELECTION AS DIRECTORS

     The Company Proxy Statement discloses that the Board of Directors currently consists of five directors, each serving a term of one year. Based on the information in the Company Proxy Statement, five directors are to be elected at the Annual Meeting. The directors so elected will serve in such capacity for a one-year term to expire at the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified.

     On May 12, 2000, Ultrak gave notice to the Company of its intention to nominate at the 2000 Annual Meeting five individuals to serve as directors of the Company. Subsequently, Ultrak determined that the election of two of its nominees to the Board of Directors could be problematic due to the fact that Ultrak and the Company have competitive operations. Accordingly, on June 16, 2000, Ultrak advised the Company that it would nominate only three of the five originally proposed nominees.

     If all of the Ultrak Nominees are elected to the Board of Directors, they would constitute a majority of the Board. The golden parachute agreements between the Company and each of Messrs. Kostusiak and Lederer provide that such a change in the composition of a majority of the Board of Directors would entitle Messrs. Kostusiak and Lederer to voluntarily quit as officers of the Company and receive the benefits described above under the caption "REASONS FOR THIS SOLICITATION -- Lucrative Golden Parachutes for Management" and illustrated below in Appendix A to this proxy statement. Under the terms of the golden parachute agreements in such circumstances, the golden parachute payments would be due without regard to whether the Company is sold or enters into an alternative transaction to maximize value for the Company's shareholders.

     Ultrak intends to commence litigation seeking to invalidate the golden parachute agreements and to enjoin the making of payments thereunder or to recover damages.

     Ultrak is proposing the election of the three Ultrak Nominees to the Board of Directors. Ultrak does not expect that any of the Ultrak Nominees will be unable to stand for election, but in the event that a vacancy in the slate of Ultrak Nominees should occur unexpectedly, the shares of Common Stock represented by the proxy card furnished by Ultrak will be voted for a substitute candidate selected by Ultrak. In addition, should the Company to determine to expand the size of its Board of Directors such that the Ultrak Nominees would not constitute a majority of the board of directors if elected, Ultrak reserves the right to nominate additional nominees for election as directors of the Company or to seek judicial relief.

     The following information concerning age, principal occupation and business experience during the last five years, and current directorships has been furnished to Ultrak by the Ultrak Nominees, all of whom have expressed their willingness to serve on the Board of Directors if elected.

     RONALD F. HARNISCH, age 55, has been an attorney in private practice for over 20 years.

     ROBERT L. FROME, age 62, has been the managing partner of the law firm of Olshan, Grundman, Frome, Rosenzweig & Wolsky, LLP for over 20 years. He currently sits on the boards of directors of Health Care Services Group, Inc. and NUCO 2.

     WILLIAM D. BREEDLOVE, age 60, has been the Chairman of Breedlove, Wesneski, Co. since 1984 and is currently the Vice Chairman of HBW Holdings, the parent company of Breedlove, Wesneski, Co. He currently sits on the board of directors of NCI Building Systems.

     If elected, each Ultrak Nominee would receive such directors' fees as may be payable by the Company in accordance with its practice at the time. There are no other understandings or arrangements between Ultrak and any Ultrak Nominee relating to the matters contemplated by this Proxy Statement.

     Additional information concerning the Ultrak Nominees is set forth in Appendices A and B to this Proxy Statement.

                             SOLICITATION; EXPENSES

     Proxies may be solicited by mail, advertisement, telephone, facsimile, telegraph and personal solicitation. Proxies may be similarly solicited by Ultrak and by the Ultrak Nominees. No additional compensation will be paid to Ultrak and to the Ultrak Nominees for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Ultrak solicitation material to their customers for whom they hold shares and Ultrak will reimburse them for their reasonable out-of-pocket expenses.

     Ultrak has retained Georgeson Shareholder Communications Inc. ("Georgeson") to assist in the solicitation of proxies and for related services. Ultrak will pay Georgeson an estimated fee of up to $25,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses. Approximately 50 persons will be used by Georgeson in its solicitation efforts.

     The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by Ultrak.

     Ultrak estimates that the total expenditures relating to its proxy solicitation incurred by Ultrak will be approximately $________, approximately $37,000 of which has been incurred to date. Ultrak intends to seek reimbursement from the Company for those expenses incurred by Ultrak if the Ultrak Nominees are elected to the Board of Directors. It does not intend to submit the question of such reimbursement to a vote of the Company's stockholders.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                            DIRECTORS AND MANAGEMENT

     See Appendix C for information regarding persons who beneficially own more than 5% of the Common Stock and the ownership of the Common Stock by Company management and the members of the Board of Directors.

                           VOTING AND PROXY PROCEDURES

     For the proxy solicited hereby to be voted, the enclosed BLUE proxy card must be signed, dated and returned to Ultrak, c/o Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, New York 10004 in the enclosed envelope in time to be voted at the Annual Meeting. If you wish to vote for the Ultrak Nominees, you must submit the enclosed BLUE proxy card and must NOT submit the Company's proxy card, even if you wish to vote for any of the Company Nominees. IF YOU HAVE ALREADY RETURNED THE COMPANY'S PROXY CARD TO THE COMPANY, YOU HAVE THE RIGHT TO REVOKE IT AS TO ALL MATTERS COVERED THEREBY AND MAY DO SO BY SUBSEQUENTLY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

     If your shares are held in the name of a brokerage firm, bank or nominee, only that entity can vote such shares and only upon receipt of your specific instruction. Accordingly, we urge you to contact the person responsible for your account and instruct that person to execute on your behalf the BLUE proxy card.

     Execution of a BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation, (ii) submitting a duly executed proxy bearing a later date to the Secretary of the Company or
(iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

     Election of the Ultrak Nominees requires the affirmative vote of a plurality of the votes cast on the matter at the Annual Meeting, assuming a quorum is present or otherwise represented at the Annual Meeting. Consequently, only shares of Common Stock that are voted in favor of a particular nominee will be counted toward such nominee's attaining a plurality of votes. Shares of Common Stock present at the Annual Meeting that are not voted for a particular nominee (including broker non-votes) and shares of Common Stock present by proxy where the stockholder properly withheld authority to vote for such nominee will not be counted toward such nominee's attainment of a plurality.

     Shares of Common Stock represented by a valid, unrevoked BLUE proxy card will be voted as specified. You may vote FOR the election of the Ultrak Nominees or withhold authority to vote for the election of the Nominees by marking the proper box on the BLUE proxy card. You may also withhold your vote from any of the Ultrak Nominees by writing the name of such nominee in the space provided on the BLUE proxy card. If no specification is made, such shares will be voted FOR the election of all of the Ultrak Nominees. Therefore, if you want your vote to be counted for the election of the Ultrak Nominees, you must execute and return a BLUE proxy card.

     Except as set forth in this Proxy Statement, Ultrak is not aware of any other matter to be considered at the Annual Meeting. However, if Ultrak learns of any other proposals made at a reasonable time before the Annual Meeting, Ultrak will either supplement this Proxy Statement and provide an opportunity to Stockholders to vote by proxy directly on such matter or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter the persons named as proxies on the enclosed BLUE proxy card will vote proxies solicited hereby in their discretion.

     Only holders of record of Common Stock on July 3, 2000, the Record Date established by the Board of Directors for the Annual Meeting, will be entitled to vote at the Annual Meeting. If you are a stockholder of record on the Record Date, you will retain the voting, rights in connection with the Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the BLUE proxy card, even if you sell such shares after such date.

     Ultrak believes that it is in your best interest to elect the Ultrak Nominees at the Annual Meeting. ULTRAK STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF THE ULTRAK Nominees.

                             ADDITIONAL INFORMATION

     Reference is made to the proxy statement that will be furnished by the Board of Directors for information concerning the Company's management, the procedures for submitting proposals for consideration at the next Annual Meeting of Stockholders of the Company and certain other matters regarding the Company and the Annual Meeting. The Company also is required to provide to stockholders its Annual Report to Stockholders for the year ended March 31, 2000, which contains certain information as to the Company's financial condition and other matters. Ultrak will not verify, and assumes no responsibility for, the accuracy or completeness of any such information.

                                        ULTRAK, INC.


__________, 2000

                                                                      Appendix A

                            GOLDEN PARACHUTE PAYMENTS

The following chart, prepared for Ultrak by an independent accounting firm from publicly available information and assumptions believed by such independent accounting firm to be reasonable, illustrates the very substantial payments that Messrs. Kostusiak and Lederer could demand under their golden parachute agreements with the Company if a change of control of the Company were to occur and if they were to quit or have their employment terminated. The chart does not:

     o take into account the value of any Company repayment of loans against Messrs. Kostusiak and Lederer's life insurance policies that they may have taken out or may take out prior to the change of control. For each dollar of the loan repaid by the Company, the Company also will be liable for a gross-up payment of $3.08 under the terms of the golden parachute agreements;

     o reflect the fact that $1,464,572 of these payments (plus any amount of loan repayment and gross-up with respect thereto) would not be deductible by the Company as an expense;

     o reflect the value of any options that the Board of Directors may grant to Messrs. Kostusiak and Lederer.

-------------------------------- ---------------------------- ---------------------------- ----------------------------

   Golden Parachute Benefit            Karl Kostusiak                David Lederer                    Total
   ------------------------            --------------                -------------                    -----

-------------------------------- ---------------------------- ---------------------------- ----------------------------
Cash Severance Payment(1)               $1,246,362                     $577,254                   $1,823,616
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Cash Payment In Lieu of                     83,400                       75,300                      158,700
Benefits(2)

-------------------------------- ---------------------------- ---------------------------- ----------------------------
Present Value of Noncompete              1,057,369                      931,306                    1,988,675
Payment(3)

-------------------------------- ---------------------------- ---------------------------- ----------------------------
Present Value of Continued                 422,400                      446,400                      868,800
Medical Payment(4)
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Present Value of Continued                 110,871                      115,661                      226,532
Fringe Benefits(5)
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Present Value of Retirement              2,135,166                      588,972                    2,724,138
Benefit(6)

-------------------------------- ---------------------------- ---------------------------- ----------------------------
Tax "Gross-Up" Payment(7)                  558,607                     --------                      558,607
-------------------------------- ---------------------------- ---------------------------- ----------------------------
Total Estimated Payments                $5,614,175                   $2,734,893                   $8,349,068
-------------------------------- ---------------------------- ---------------------------- ----------------------------

(1) Messrs. Kostusiak and Lederer are entitled to a one time cash severance payment upon termination equal to three times the highest total cash compensation (including base salary and bonuses) paid to them in any of their respective last three fiscal years completed prior to termination. Indicated amounts do not take into account cash compensation for the year ended March 31, 2000, and amounts due Messrs. Kostusiak and Lederer may therefore be higher than stated.

(2) Messrs. Kostusiak and Lederer are entitled to a cash payment representing the amounts the Company would expend on "benefits" for a three year period following termination. The above estimate does not include cash compensation or options. Our estimated values for Messrs. Kostusiak and Lederer are $1,000 per month for general health and welfare, $10,000 per year for auto, and $5,800 per year for Mr. Kostusiak's 401(k) and $3,100 per year for Mr. Lederer's 401(k).

(3) Messrs. Kostusiak and Lederer will be paid annual non-compete fees equal to or greater than $154,500 and $123,600, respectively, subject to increase each year if and to the extent the CPI has increased during the preceding year. These fees will be paid so long as Messrs. Kostusiak and Lederer abide by their non-compete agreements through the age of 69. A CPI rate of 3% and a discount rate of 7.87% were used in calculating the present value of this benefit.

(4) Messrs. Kostusiak and Lederer and their spouses will continue to receive medical benefits throughout their lifetimes. The benefit of these medical payments is estimated at a total of $600 per month for each of Mr. Kostusiak and his spouse and a total of $600 per month for each of Mr. Lederer and his spouse. Medical inflation of 6% and a discount rate of 7.87% were used in calculating the present value of this benefit. For purposes of calculation it was assumed that Messrs. Kostusiak and Lederer, who are 61 and 60 years of age, respectively, have life expectancies of 85 years. It was assumed that the executives' spouses have the same ages and life expectancies as their husbands.

(5) Messrs. Kostusiak and Lederer will also be entitled to continue to receive fringe benefits throughout their lifetimes. From the time of termination until age 69 the estimated value of this benefit is $10,000 a year for both Messrs. Kostusiak and Lederer. From age 69 until death, these fringe benefits are limited to 60% of the pre-retirement levels and are thus estimated at $6,000 per year. A discount rate of 7.87% was used in calculating the present value of these fringe benefits. For purposes of calculation it was assumed that Messrs. Kostusiak and Lederer, who are 61 and 60 years of age, respectively, have life expectancies of 85 years. It was assumed that the executives' spouses have the same ages and life expectancies as their husbands.

(6) Messrs. Kostusiak and Lederer will be entitled to receive retirement benefits from age 69 until the later of their death or the death of their respective spouses. This amount is equal to 60% of the base salary for the last year of their full time employment, increased each year thereafter by any increase in the CPI, except that the wage benefit for their spouses shall be 75% of that amount after the executives' deaths. These estimates were calculated using a discount rate of 7.87%. For purposes of calculation it was assumed that Messrs. Kostusiak and Lederer, who are 61 and 60 years of age, respectively, have life expectancies of 85 years. It was assumed that the executives' spouses have the same ages and life expectancies as their husbands.

(7) The Company is obligated to make tax gross-up payments to Messrs. Kostusiak and Lederer, the net effect of which is to provide additional amounts to Messrs. Kostusiak and Lederer for the purpose of paying golden parachute excise taxes resulting from their receipt of the Cash Severance Payment, the Cash Payment In Lieu of Benefits, and, if applicable, repayment by the Company of loans to Messrs. Kostusiak and Lederer under their life insurance policies. The gross-up provisions also require that the gross-up payment include amounts to cover all federal, state, and local income and excise taxes that Messrs. Kostusiak and Lederer are required to pay by virtue of receiving the gross-up payment itself.

                                                                      Appendix B

          INFORMATION CONCERNING PARTICIPANTS IN THE PROXY SOLICITATION

     The following sets forth the name, business address, and the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) as of February 10, 2000 by each of (i) Ultrak and (ii) the Ultrak Nominees:

                                                             Number of Shares of Common
                                                                      Stock of
                                                                     the Company               Percent of Common
Name                            Business Address                Beneficially Owned(1)       Stock of the Company(1)
----                            ----------------                ------------------          --------------------
Ultrak, Inc.                    1301 Water's Ridge Drive              1,335,100                       21%
                                Lewisville, TX  75240

Ronald F. Harnisch              1 Tudor City Place                        0                            *
                                New York, NY  10017

Robert L. Frome                 Olshan, Grundman, Frome,                  0                            *
                                Rosenzweig & Wolsky, LLP
                                505 Park Avenue
                                New York, NY  10022

William D. Breedlove            Hoak Securities Corp.                     0                            *
                                One Galleria Tower
                                13355 Noel Road
                                Suite 1650
                                Dallas, TX  75240

*    Less than 1%.

(1) All percentages are based on the 6,343,024 shares of Common Stock outstanding as of February 10, 2000 according to the Company's report on Form 10-Q filed on February 14, 2000.

                          ----------------------------

     Except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Ultrak, none of Ultrak, any of the persons participating in this solicitation on behalf of Ultrak, any of the Ultrak Nominees nor any associate of any of the foregoing persons (i) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (ii) owns any securities of the Company of record but not beneficially, (iii) has purchased or sold any securities of the Company within the past two years, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will be or may be a party. In addition, except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of Ultrak, none of Ultrak, any of the persons participating in this solicitation on behalf of Ultrak, any of the Ultrak Nominees, nor any associate of any of the foregoing persons has had or is deemed to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or in any proposed transaction, to which the Company or any of its affiliates was or is a party.

     None of the corporations or organizations in which any of the Ultrak Nominees has conducted his principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and none of the Ultrak Nominees holds any position or office with the Company, has any family relationship with any executive officer or director of the Company or each other, or has been involved in any legal proceedings of the type required to be disclosed by the rules governing this solicitation.

                                                                      Appendix C

                TRANSACTIONS IN SHARES OF DETECTION SYSTEMS, INC.

     The following table sets forth information with respect to all purchases and sales of shares of Common Stock by Ultrak and its associates, affiliates and the Ultrak Nominees during the past two years:

                                        Date of             Nature of           Number of       Price Per
For the account of:                     Transaction         Transaction          Shares           Share
------------------                      -----------         -----------          ------           -----
Ultrak, Inc.                            6/16/98             Purchase              3,000           $9.31
                                        6/18/98             Purchase             22,800            9.31
                                        6/29/98             Purchase              3,000            9.06
                                        6/30/98             Purchase              7,000            9.06
                                        6/30/98             Purchase              3,000            8.94
                                        7/10/98             Purchase              5,000            9.06
                                        7/13/98             Purchase             21,000            9.06
                                        7/14/98             Purchase              2,000            9.06
                                        7/21/98             Purchase              4,000            9.06
                                        7/22/98             Purchase              5,000            9.06
                                        7/24/98             Purchase              2,500            8.81
                                        7/28/98             Purchase              4,500            8.81
                                        7/31/98             Purchase              5,500            8.81
                                        8/3/98              Purchase              2,000            8.81
                                        8/4/98              Purchase             14,500            8.81
                                        8/5/98              Purchase             11,000            8.81
                                        8/6/98              Purchase              5,000            8.81
                                        8/7/98              Purchase              5,000            8.81
                                        8/10/98             Purchase              8,000            8.56
                                        8/11/98             Purchase              7,000            8.51
                                        8/18/98             Purchase              1,000            8.81
                                        8/19/98             Purchase              7,000            8.81
                                        8/20/98             Purchase              9,000            8.81
                                        8/21/98             Purchase             50,000            8.69
                                        8/24/98             Purchase              3,000            8.81
                                        8/24/98             Purchase              1,000            8.81
                                        8/25/98             Purchase              5,000            8.94
                                        8/25/98             Purchase             24,000            8.94
                                        8/25/98             Purchase              3,941            8.94
                                        8/26/98             Purchase              2,000            8.94
                                        8/27/98             Purchase             10,000            8.94
                                        8/28/98             Purchase             44,500            8.94
                                        8/28/98             Purchase             77,000            9.06
                                        8/31/98             Purchase              8,000            8.94
                                        9/1/98              Purchase              5,000            8.94
                                        9/1/98              Purchase             23,000            8.87
                                        9/1/98              Purchase              2,000            8.81
                                        9/2/98              Purchase             15,000            8.75
                                        9/3/98              Purchase             15,000            8.75
                                        9/3/98              Purchase              6,500            8.69
                                        9/4/98              Purchase              4,000            8.75
                                        9/9/98              Purchase              2,000            8.50
                                        9/11/98             Purchase              2,000            8.50
                                        9/14/98             Purchase              6,000            8.50
                                        9/15/98             Purchase              1,059            8.50





                                        Date of             Nature of           Number of       Price Per
For the account of:                     Transaction         Transaction          Shares           Share
------------------                      -----------         -----------          ------           -----

                                        9/16/98             Purchase              9,000           $8.63
                                        9/17/98             Purchase             21,000            8.75
                                        9/21/98             Purchase              2,500            8.63
                                        9/25/98             Purchase              5,000            9.13
                                        10/7/98             Purchase            130,000            9.63
                                        10/8/98             Purchase              1,500            9.13
                                        10/9/98             Purchase             10,000            9.13
                                        10/12/98            Purchase              5,000            9.35
                                        10/13/98            Purchase              2,000            9.50
                                        10/14/98            Purchase              5,000            9.75
                                        10/16/98            Purchase             10,000            9.50
                                        10/19/98            Purchase              2,000            9.50
                                        10/19/98            Purchase              4,000            9.63
                                        10/20/98            Purchase             30,000            9.50
                                        10/22/98            Purchase              6,000            9.50
                                        10/28/98            Purchase              4,500           10.00
                                        10/30/98            Purchase              3,000           10.00
                                        11/2/98             Purchase              5,000           10.00
                                        1/7/99              Purchase              2,000
                                        1/8/99              Purchase              2,000
                                        1/11/99             Purchase              5,000
                                        1/12/99             Purchase              3,000
                                        1/13/99             Purchase              3,000
                                        1/14/99             Purchase              5,000
                                        1/19/99             Purchase             10,000
                                        1/21/99             Purchase              3,000
                                        1/26/99             Purchase              5,000
                                        4/1/99              Purchase              2,000
                                        4/13/99             Purchase              4,000
                                        4/14/99             Purchase              2,000
                                        4/16/99             Purchase              2,000
                                        5/21/99             Purchase              1,500
                                        5/24/99             Purchase              1,500
                                        6/3/99              Purchase              1,000
                                        6/4/99              Purchase              6,000
                                        5/19/00             Purchase                100           10.13

                                                                      Appendix D

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, to the knowledge of Ultrak based on a review of publicly available information filed with the Securities and Exchange Commission, each person (other than directors, whose beneficial ownership is in the table on the following page) reported to own beneficially more than 5% of the outstanding Common Stock:

                                           Amount and Nature of Beneficial
          Name and Address of                        Ownership of
           Beneficial Owner                          Common Stock                        Percent of Class(1)
           ----------------                          ------------                        ----------------
Ultrak, Inc.                                              1,335,100                            21.0%
1301 Water's Ridge Drive
Lewisville, TX  75240

Dimensional Fund Advisors Inc.                              388,872(2)                          6.1%(2)
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

USGM Securities, Inc.                                       334,371(3)                          5.3%(3)
94 Cedar Street
P.O. Box 1424
Corning, NY  14830

------------------------

(1) Based upon the 6,343,024 shares of Common Stock outstanding as of February 10, 2000 according to Company's report on Form 10-Q filed on February 14, 2000.

(2)  Information obtained from Schedule 13G filed on February 3, 2000.

(3)  Information obtained from Schedule 13G filed on February 8, 2000.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of June 7, 1999 with respect to the beneficial ownership of shares of Common Stock by each of the Company's directors and executive officers and all directors and executive officers as a group:(1)

                                                                   Amount and Nature of             Percent of
                             Name                                Beneficial Ownership(2)           Common Stock
                             ----                                --------------------              ------------
Directors (Other than Executive Officers)
     Donald R. Adair..........................................                1,549(3)                  *
     Mortimer B. Fuller, III..................................                3,645                     *
     Edward C. McIrvine.......................................                7,500                     *
Executive Officers............................................
     George E. Behlke.........................................               53,683(4)(5)               *
     Karl H. Kostusiak........................................              571,761(4)(5)              8.8%
     David B. Lederer.........................................              324,502(4)(5)              5.0%
     Frank J. Ryan............................................               75,276(4)(5)(6)           1.2%
     Lawrence R. Tracy........................................              133,473                    2.1%
All directors and executive officers as a group including
persons named above
(9 persons)...................................................            1,175,640(3)-(6)             18.5%

-----------------------

*Less than 1 percent.

(1)  All such information was obtained from the Company Proxy Statement.

(2) For all shares listed, each person possesses both sole voting and investment power, except for those shares listed in notes (3) through (6) below.

(3) Includes 1,173 shares held in custodianship for Mr. Adair's children under the Uniform Gifts to Minors Act of New York for which Mr. Adair disclaims beneficial ownership.

(4)  Includes 16,790, 8,000, 4,000, 5,664, 76,865 and 117,219 shares which may be acquired upon exercise of warrants and options held by Messrs. Behlke, Kostusiak, Lederer, Ryan, Tracy and all directors and executive officers as a group, respectively.

(5)  Includes 9,234, 179,840, 117,465, 8,492, 6,488 and 321,519 hypothetical shares credited to the accounts of Messrs. Behlke, Kostusiak, Lederer, Ryan, Tracy and all directors and executive officers as a group, respectively, pursuant to the Company's deferred compensation plans, which shares may be acquired by them upon retirement.

(6) Includes 810 shares held in trust for Mr. Ryan's son under the Uniform Gifts to Minors Act of New York for which Mr. Ryan disclaims beneficial ownership.

                             DETECTION SYSTEMS, INC.

                THIS PROXY IS SOLICITED ON BEHALF OF ULTRAK, INC.

The undersigned stockholder of Detection Systems, Inc. (the "Company") hereby appoints George K. Broady and Mark L. Weintrub, and each of them, with several powers of substitution, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at [date, time, location], and at any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE DETERMINATION OF THE PROXY HOLDERS AS TO OTHER MATTERS. The undersigned stockholder hereby acknowledges receipt of the Ultrak Proxy Statement.

The undersigned stockholder may revoke this proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of the Company or by attending the Annual Meeting of Stockholders.

        PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                               ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

 X        PLEASE MARK
---       VOTED AS IN
          THIS EXAMPLE
          DETECTION SYSTEMS, INC        1. Election of Directors   For All     With    For All
                                                                   Nominees    hold    Except

                                        Ronald F. Harnisch
                                        Robert L. Frome             [ ]        [ ]       [ ]
                                        William D. Breedlove

                                        If you do not wish your shares voted
                                        "For" a particular nominee, mark the
                                        "For All Except" box and strike a line
                                        through the name(s) of the nominee(s).
                                        Your shares will be voted for the
                                        remaining nominee(s).

                                        To transact such other business as may
                                        properly come before the meeting or any
                                        adjournment thereof.

                                        The undersigned stockholder(s)
                                        authorize(s) the proxies to vote on the
                                        above matter as indicated and to vote,
                                        in their discretion, upon such other
                                        matters as may properly come before the
                                        Annual Meeting or any adjournments or
                                        postponements thereof.

--------------------------------------------------------------------------------
Stockholder sign here                               Co-owner sign here